Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES SETTLEMENT OF

NOTEHOLDER ACTION, PRIVATE REPURCHASE OF NOTES AND

INTENTION TO COMMENCE TENDER OFFER FOR REMAINING NOTES

Englewood, CO — February 14, 2019 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) today announced the settlement of the noteholder action (the “Noteholder Action”) filed in the Court of Chancery in the State of Delaware by certain holders of the Company’s 4.00% Convertible Senior Notes due 2020 (the “Notes”) against the Company and each of its directors and executive officers.

On February 11, 2019, the Company and its directors and executive officers, on the one hand, and the holders of Notes that were plaintiffs in the Noteholder Action (together with certain of each of such holders’ respective affiliates, the “Noteholder Parties”) collectively holding $75,674,000 in aggregate principal amount of Notes, representing 78.20% of the aggregate principal amount of the Notes then outstanding, on the other hand, entered into a Settlement and Note Repurchase Agreement and Release (the “Settlement Agreement”), which, among other things as described herein, (i) provided for the settlement of the Noteholder Action and the mutual release of claims related thereto (the “Settlement”) and (ii) in connection with the Settlement, provided for the delivery by the Noteholder Parties of their respective written consents (the “Consents”) with respect to all Notes held by such Noteholder Parties to certain amendments described below (the “Amendments”) to the indenture governing the Notes (the “Indenture”) effected by the Second Supplemental Indenture (defined below) and the private repurchase (the “Note Repurchase”) by the Company of all Notes held by such Noteholder Parties. On February 14, 2019, the transactions contemplated in the Settlement Agreement were consummated and following the receipt of the Consents, the Company and the trustee under the Indenture entered into the Second Supplemental Indenture, dated as of February 14, 2019 (the “Second Supplemental Indenture”), to the Indenture and the Amendments became effective. The Amendments effected by the Second Supplemental Indenture modified the Indenture to (i) remove references to the subsidiaries of the Company from certain events of default provisions contained in the Indenture and (ii) allow conversion of the Company into a non-corporate legal form.

The Settlement Agreement states that, in connection with the Settlement, Ascent paid to the Noteholder Parties an aggregate amount of $70,666,176.28 in cash, consisting of (i) an aggregate of $6,104,720.92 for professional fees and expenses incurred by the Noteholder Parties in connection with the Noteholder Action, (ii) an aggregate of $2,000,000.00 in consideration for the Noteholder Parties’ Consents, (iii) an aggregate of $10,808,555.36 in consideration for and in full and final satisfaction of the settled claims as set forth in the Settlement Agreement and (iv) an aggregate of $51,752,900.00 on account of the Note Repurchase.

William Niles, CEO of the Company said: “We are pleased to resolve the Noteholder Action. We continue to actively evaluate potential strategic alternatives, which may include making a cash investment in our operating subsidiary, Monitronics International Inc. (dba “Brinks Home Security”)”.

The Company currently intends to commence a cash tender offer shortly for any and all Notes that remain outstanding. Such offer will be on the terms and subject to the conditions set forth in an offer to purchase related to the offer.

The Company is not soliciting consents from holders of Notes to approve the Second Supplemental Indenture or any other amendment to the Indenture.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor shall there be any offer, solicitation or sale of the Notes or any other securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about an offer and other matters that are not historical facts. Words such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “projects,” “plans,” “seeks,” “may,” “will,” “should” and similar expressions or, in each case, their negative or other variations or comparable terminology may identify forward-looking statements. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the ability of Ascent to commence a cash tender offer and to satisfy the conditions to the settlement of such offer, general market and economic conditions, changes in law and government regulations and other matters affecting the business of Ascent. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent’s business which may affect the statements made in this press release.

About Ascent and Brinks Home Security

Ascent Capital Group, Inc. (Nasdaq: ASCMA) is a holding company whose primary subsidiary operates as Brinks Home Security™, one of the largest home security and alarm monitoring companies in the U.S. Headquartered in the Dallas / Fort Worth area, Brinks Home Security secures over 900 thousand residential and commercial customers through highly responsive, simple security solutions backed by expertly trained professionals. The Company has the nation’s largest network of independent authorized dealers — providing products and support to customers in the U.S., Canada and Puerto Rico — as well as direct-to-consumer sales of DIY and professionally installed products. For more information on Ascent, see http://ir.ascentcapitalgroupinc.com.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com